Exhibit 8.1

[Sullivan & Cromwell LLP Letterhead]

September 14, 2018

BHP Billiton Finance (USA) Limited

Level 15

171 Collins Street

Melbourne Vic 3000

Australia

BHP Billiton Limited

Level 18

171 Collins Street

Melbourne Vic 3000

Australia

BHP Billiton Plc

Nova South

160 Victoria Street

London SW1E 5LB

United Kingdom

Ladies and Gentlemen:

We have acted as special United States tax counsel to BHP Billiton Finance (USA) Limited (the “Issuer”) and BHP Billiton Limited and BHP Billiton Plc (each a “Guarantor” and together the “Guarantors”), in connection with the preparation of a Registration Statement on Form F-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the issuance and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act of an indeterminate amount of debt securities (the “Securities”) of the Issuer and the related guarantees of the Securities by the Guarantors.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a)	the Registration Statement;

(b)	the indenture, dated as of April 17, 2003, among the Issuer, the Guarantors and The Bank of New York Mellon, as successor trustee to Citibank N.A. (the “Trustee”), relating to the Securities; and

(c)	such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Our opinion is conditioned on the initial and continuing accuracy of the facts, information, and analyses set forth in such documents, certificates, and records. All capitalized terms use but not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic, or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable.

In addition, we have relied on statements and representations of the officers and other representatives of the Issuer and others, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

Based on and subject to the foregoing, the statements under the caption “Material Tax Consequences—U. S. Federal Income Taxation” in the Registration Statement, insofar as they relate to the provisions of U.S. Federal income tax law therein described and subject to the exceptions and limitations discussed therein, constitute our opinion relating to the matters described therein.

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the heading “Material Tax Consequences—U. S. Federal Income Taxation” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP